UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14A-6(E)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240-14a-12

CAPITAL CITY BANK GROUP, INC.

(Exact name of Registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
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(4)	Date Filed: ____________________________________________________________________________________

Notice of

2014 Annual Meeting of Shareowners

and Proxy Statement

217 North Monroe Street

Tallahassee, Florida 32301

CONTENTS

LETTER TO SHAREOWNERS

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

PROXY STATEMENT

Proxy Statement – General Information	1
Corporate Governance	4
Board and Committee Membership	7
Director Compensation	9
Proposal No. 1 – Nominees for Election as Directors	11
Continuing Directors and Executive Officers	13
Share Ownership	15
Executive Officers and Transactions with Related Persons	16
Compensation Discussion and Analysis	18
Compensation Committee Report	29
Compensation Committee Interlocks and Insider Participation	29
Executive Compensation	30
Proposal No. 2 – Nonbinding Advisory Approval of Executive Compensation	35
Audit Committee Report	36
Proposal No. 3 – Ratification of Auditors	36
Audit Fees and Related Matters	37
Other Matters	38

LETTER TO SHAREOWNERS

217 North Monroe Street

Tallahassee, Florida 32301

March 7, 2014

Dear Fellow Shareowners:

Please join us for our 2014 Annual Shareowners Meeting at 10 a.m., local time, on Tuesday, April 29, 2014, at the Florida State University Turnbull Conference Center, 555 West Pensacola Street, Tallahassee, Florida 32301. I look forward to this opportunity to share highlights from 2013 and discuss immediate and future plans for Capital City. I will also be calling for a vote on several important matters.

As a valued Capital City Bank supporter, your vote is important and your board of directors encourages you to let your voice be heard. Proxy materials are enclosed for your convenience and accessible at www.proxyvote.com along with the 2013 Annual Report. As in the last several years, where appropriate, we are distributing Proxy Materials online rather than mailing printed copies as it allows us to expedite delivery to our shareowners and offers the lower-cost, more environmentally responsible option. Most shareowners will not receive printed copies unless you request them by following the instructions contained in the Notice of Internet Availability of Proxy Materials.

Whether you are able to attend the meeting in person or not, I encourage you to vote as soon as possible. Voting your proxy ensures your representation at the meeting, and we offer several methods of voting for your convenience: by telephone, online at www.proxyvote.com or via mailed proxy card if you received paper copies of your materials.

Thank you for your vote and for your continued support. I look forward to seeing you in April and hope you will be able to join us for light refreshments at 9:30 a.m. before the meeting begins.

Your banker,

William G. Smith, Jr.

Chairman, President,

and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

BUSINESS

(1)     Vote on three Class II nominees for election to the Board of Directors;

(2)     Consider and approve, on a non-binding advisory basis, the compensation of Capital City’s named executive officers;

(3)     Ask for ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year; and

(4)     Transact other business properly coming before the meeting or any postponement or adjournment of the meeting.

RECORD DATE

Shareowners owning Capital City Bank Group shares at the close of business on February 28, 2014, are entitled to notice of, attend, and vote at the meeting. A list of these shareowners will be available at the Annual Meeting and for 10 days before the Annual Meeting between the hours of 9 a.m. and 5 p.m., Eastern Time, at our principal executive offices at 217 North Monroe Street, Tallahassee, Florida 32301.

TIME

10a.m., local time, April 29, 2014

PLACE

Florida State University Turnbull Conference Center
555 West Pensacola Street
Tallahassee, Florida 32301

VOTING

Even if you plan to attend the meeting in Tallahassee, Florida, please provide us your voting instructions in one of the following ways as soon as possible:

: Use the Internet address on the Notice of Internet Availability of Proxy Materials or the proxy card;

' Use the toll-free number on the proxy card, if you received one. You can also find the toll-free number to vote your shares when you access the Internet address on the Notice of Internet Availability of Proxy Materials; or

+ Mark, sign, and date the proxy card and return in the enclosed postage-paid envelope. This option is available only to those shareowners who have received a paper copy of a proxy card by mail.

By Order of the Board of Directors

J. Kimbrough Davis
Executive Vice President, Chief Financial Officer, and Corporate Secretary

Tallahassee, Florida
March 7, 2014

Important Notice Regarding the Availability of Proxy Materials for the Shareowners’ Meeting to be Held on April 29, 2014. The Proxy Statement and the Annual Report are available at: www.proxyvote.com.

PROXY STATEMENT – GENERAL INFORMATION

Why am I receiving these Proxy Materials?

We are providing these Proxy Materials(“Proxy Materials”) in connection with the solicitation by the Board of Directors (the “Board”) of Capital City Bank Group, Inc., a Florida corporation (“Capital City”), of proxies to be voted at our 2014 Annual Meeting of Shareowners and at any adjournments or postponements of this Annual Meeting.

We will hold our 2014 Annual Meeting at 10:00 a.m., local time, Tuesday, April 29, 2014, at the Florida State University Turnbull Conference Center, 555 West Pensacola Street, Tallahassee, Florida 32301.

We are providing these Proxy Materials to our shareowners on or about March 7, 2014.

At Capital City, and in this Proxy Statement, we refer to our employees as “associates.”Also in the Proxy Statement, we refer to Capital City as the “Company,”“we,” or “us” and to the 2014 Annual Meeting as the “Annual Meeting.”

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a paper copy of the Proxy Materials?

This year, we are again pleased to be using the U.S. Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their Proxy Materials over the Internet. As a result, we are mailing to many of our shareowners a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Proxy Materials. All shareowners receiving the notice will have the ability to access the Proxy Materials over the Internet and request to receive a paper copy of the Proxy Materials by mail, if so desired.

Why didn’t I receive a Notice of Internet Availability of Proxy Materials in the mail?

We are providing a Notice of Internet Availability of Proxy Materials by e-mail to those shareowners who have previously elected delivery of the Proxy Materials electronically. Those shareowners should have received an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.

How can I access the Proxy Materials over the Internet?

Your Notice of Internet Availability of Proxy Materials or proxy card will contain instructions on how to:

▪	View our Proxy Materials for the Annual Meeting on the Internet at www.proxyvote.com; and
▪	Instruct us to send our future Proxy Materials to you electronically by e-mail.

Choosing to access your future Proxy Materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our Proxy Materials. If you choose to access future Proxy Materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive a Notice of Internet Availability of Proxy Materials by e-mail will remain in effect until you terminate it.

How may I obtain a paper copy of the Proxy Materials?

Shareowners receiving a Notice of Internet Availability of Proxy Materials will find instructions about how to obtain a paper copy of the Proxy Materials on their notice.

What is being voted upon?

You are being asked to vote on three Class II nominees for election to the Board of Directors, consider and approve, on a non-binding advisory basis, the compensation of the Capital City’s named executive officers, and to ratify our appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014. The proposals to be considered will not create appraisal or dissenters’ rights.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 1

How does the Board recommend that I vote?

Our Board recommends that you vote your shares FOR each of the nominees for election to the Board, FOR the non-binding advisory proposal to approve the compensation of the Capital City’s named executive officers, and FOR the ratification of the appointment of our independent registered public accounting firm.

Could other matters be decided at the Annual Meeting?

We are not aware of any matters to be presented at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting, the holders of the proxies (those persons named on your proxy card) will have the discretion to vote on those matters for you.

Who can vote?

All shareowners of record at the close of business on the record date of February 28, 2014 are entitled to receive these Proxy Materials. On that date, there were 17,421,900 shares of our common stock outstanding and entitled to vote, and these shares were held of record by approximately 1,651 shareowners.

How much does each share count?

Each share counts as one vote. For the proposals scheduled to be voted upon at the Annual Meeting, withheld votes on directors, abstentions, and shares held by a broker that the broker fails to vote are all counted to determine a quorum, but are not counted for or against the matters being considered; however, pursuant to our Bylaws, if a director nominee in an uncontested election does not receive at least a majority of the votes cast at any meeting for the election of directors at which a quorum is present, the director must tender his or her resignation to the Board, as more particularly described under the heading “Corporate Governance - Director Elections.”There is no cumulative voting.

How many votes are required to have a quorum?

In order for us to conduct the Annual Meeting, a majority of the shares entitled to vote must be present in person or by proxy.

How many votes are required to elect directors, approve executive compensation, and to ratify Ernst & Young’s appointment?

Directors are elected by a plurality of the votes cast. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors who are nominated to be elected at the meeting. At our Annual Meeting, the maximum number of directors to be elected is three. Although our directors are elected by plurality, our Bylaws provide that if a director nominee in an uncontested election does not receive at least a majority of the votes cast at any meeting for the election of directors at which a quorum is present, the director must tender his or her resignation to the Board. Votes withheld have no legal effect.

The nonbinding vote on the approval of executive compensation (Proposal No. 2) will be approved if the affirmative votes cast by shareowners present, or represented, at the Annual Meeting and entitled to vote on the matter exceed the votes cast in opposition.

Ernst & Young’s appointment (Proposal No. 3) will be ratified if the affirmative votes cast by the shareowners present, or represented, at the Annual Meeting and entitled to vote on the matter exceed the votes cast in opposition.

What is the difference between holding shares as a shareowner of record and as a beneficial owner?

Many of our shareowners hold their shares through a broker, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

▪	Shareowner of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “shareowner of record.”As the shareowner of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

2 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

▪	Beneficial Owner. If your shares are held in a brokerage account, by a trustee or, by another nominee, you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the shareowner of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

How do I vote my shares in person at the Annual Meeting?

Shares held in your name as the shareowner of record may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the shareowner of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

The vote you cast in person will supersede any previous votes that you submitted, whether by Internet, phone, or mail.

How do I vote my shares in the 401(k) plan?

You may instruct the plan trustee on how to vote your shares in the 401(k) plan by mail, by telephone, or on the Internet as described above, except that, if you vote by mail, the card that you use will be a voting instruction card rather than a proxy card. If you own shares through the 401(k) Plan and you do not vote, the 401(k) Plan trustee will vote the shares in the same proportion as other 401(k) Plan participants vote their 401(k) Plan shares.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as a shareowner of record or through a broker, trustee, or other nominee, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by the Internet or by telephone. For shareowners who received a paper copy of a proxy card by mail, those shareowners may vote by mail. Instructions are on the Notice of Internet Availability of Proxy Materials or the proxy card.

Whether you provide voting instructions by the Internet or by telephone, or vote by mail, you are designating certain individuals to vote on your behalf as your legal proxy (“Proxy”).We have designated Bethany H. Corum and Dale A. Thompson each as a Proxy. The Proxies will vote all valid voting instructions and proxy cards that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by you.

How will my voting instructions be treated?

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the shareowner of record and sign and return a proxy card or vote by telephone or Internet without giving specific voting instructions, then your shares will be voted as recommended by our Board of Directors.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and that nominee has discretion to vote your shares on a particular proposal and you do not give instructions to that nominee on how you want your shares voted, then generally your nominee can vote your shares on certain “routine” matters. At our Annual Meeting, only Proposal No. 3 to ratify the Company’s auditors is considered routine, which means that your broker, trustee, or other nominee can vote your shares on Proposal No. 3 if you do not timely provide instructions to vote your shares.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and that nominee does not have discretion to vote your shares on a particular proposal and you do not give your broker instructions on how to vote your shares, then the votes will be considered broker nonvotes. A “broker nonvote” will be treated as unvoted for purposes of determining approval for the proposal and will have the effect of neither a vote for nor a vote against the proposal.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 3

What is the deadline for voting my shares?

If you hold shares as the shareowner of record, then your vote by proxy must be received before 11:59 p.m., Eastern Time, on April 28, 2014 (the day before the Annual Meeting).

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, please follow the instructions provided by your broker, trustee, or other nominee.

Can I change my vote?

Yes, if you are a shareowner of record, you may revoke your proxy by submitting a later proxy or by written request received by our corporate secretary before the Annual Meeting. You may also revoke your proxy at the Annual Meeting and vote in person. If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you should review the information provided to you by the holder of record that explains how to revoke previously given instructions.

Who pays for soliciting proxies?

Proxies will be solicited from our shareowners by mail or e-mail. We will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. We may hire Alliance Advisors, L.L.C. to assist in the distribution and solicitation of proxies for a fee of approximately $12,000, plus reasonable expenses. It is possible that our directors, officers and other employees may make further solicitations personally or by telephone, facsimile, mail, or e-mail. Our directors, officers and other employees will receive no additional compensation for any such further solicitations.

What does it mean if I get more than one Notice of Internet Availability of Proxy Materials or more than one paper copy of the Proxy Materials?

You will receive a Notice of Internet Availability of Proxy Materials or proxy card for each account you have. Please vote proxies for all accounts to ensure that all your shares are voted.

Where can I find voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and publish preliminary, and if available, final voting results in a current report on Form 8-K filed within four business days of our Annual Meeting.

CORPORATE GOVERNANCE

GOVERNING PRINCIPLES

We are a bank holding company managed by a core group of officers and governed by a Board of Directors. We are committed to maintaining a business atmosphere where only the highest ethical standards and integrity prevail. An unwavering adherence to high ethical standards provides a strong foundation on which our business and reputation can thrive, and is integral to creating and sustaining a successful, high-caliber company.

INDEPENDENT DIRECTORS

Our common stock is listed on the Nasdaq Global Select Market. Nasdaq requires that a majority of our directors be “independent,” as defined by Nasdaq’s rules. Generally, a director does not qualify as an independent director if the director or a member of a director’s immediate family has had in the past three years certain relationships or affiliations with us, our external or internal auditors, or other companies that do business with us. Our Board has affirmatively determined that a majority of our directors are independent directors under the categorical guidelines our Board has adopted, which includes all objective standards of independence set forth in the Nasdaq rules. The categorical independence standards adopted by our Board are posted to the Corporate Governance section of our website, www.ccbg.com. Based on these standards, our Board determined that the following current directors are independent: DuBose Ausley, Allan G. Bense, Frederick Carroll, III, Cader B. Cox, III, J. Everitt Drew, John K. Humphress, Lina S. Knox, and Henry Lewis III.

4 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted Corporate Governance Guidelines that give effect to the Nasdaq corporate governance listing standards and various other corporate governance matters.

INDEPENDENT DIRECTOR MEETINGS IN EXECUTIVE SESSIONS

Our independent directors have established a policy to meet separately without any Company associates present in regularly scheduled executive sessions at least twice annually, and at such other times as may be deemed appropriate by our independent directors. Any independent director may call an executive session of independent directors at any time. In 2013, the independent directors met in an executive session seven times.

BOARD LEADERSHIP

The Board has no policy with respect to separation of the positions of Chairman and CEO or with respect to whether the Chairman should be a member of management or a non-associate director, and believes that these are matters that should be discussed and determined by the Board from time to time. When the Chairman of the Board is a member of management or is otherwise not independent, the non-associate directors elect a lead director, which we discuss below. Currently, William G. Smith, Jr. serves as our Chairman and CEO. Given the fact that Mr. Smith is tasked with the responsibility of implementing our corporate strategy, we believe he is best suited for leading discussions regarding performance relative to our corporate strategy, and this discussion is a significant portion of our Board meetings.

LEAD DIRECTOR

The independent directors of our Board of Directors annually elect an independent director to serve in a lead capacity. Although annually elected, the lead director is generally expected to serve for more than one year.

Mr. Drew serves as our lead director. The lead director’s duties, which are listed in a Board approved charter, include presiding at all meetings of the Board at which the Chairman is not present, calling meetings of the independent directors, coordinating with the Chairman the planning of meeting agenda items, and serving as an independent point of contact for shareowners wishing to communicate with the Board other than through the Chairman. We have posted all of the lead director duties on the Lead Director Charter section of our website, www.ccbg.com.

RISK MANAGEMENT

The Board believes that risk management is an important component of the Company’s corporate strategy. While we assess specific risks at our committee levels, the Board, as a whole, oversees our risk management process, and discusses and reviews with management major policies with respect to risk assessment and risk management. The Board is regularly informed through committee reports about our risks. In addition, we have an Enterprise Risk Oversight Committee, which reports to the Board at least twice per year. The Enterprise Risk Oversight Committee serves to assist the Board in establishing and monitoring key risks for the Company, and meets at least on a quarterly basis. Finally, the Board believes the combined Chairman and CEO role assists us in our implementation of major policies addressing our risks.

SHAREOWNER COMMUNICATIONS

Our Corporate Governance Guidelines provide for a process by which shareowners may communicate with the Board, a Board committee, the independent directors as a group, or individual directors. Shareowners who wish to communicate with the Board, a Board committee, or any other directors or individual directors may do so by sending written communications addressed to the Board, a Board committee, or such group of directors or individual directors at the address below:

Capital City Bank Group, Inc.

c/o Corporate Secretary

217 North Monroe Street

Tallahassee, Florida 32301

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 5

Communications will be compiled by our Corporate Secretary and submitted to the Board, a committee of the Board, or the appropriate group of directors or individual directors, as appropriate, at the next regular meeting of the Board. The Board has requested that the Corporate Secretary submit to the Board all communications received, excluding those items that are not related to board duties and responsibilities, such as: mass mailings, job inquiries, resumes, advertisements, solicitations, and surveys.

CODES OF CONDUCT AND ETHICS

The Board has adopted Codes of Conduct applicable to all directors, officers, and associates, and a Code of Ethics applicable to our Chief Executive Officer and our financial and accounting officers, all of which are available, without charge, upon written request to:

Capital City Bank Group, Inc.

c/o Corporate Secretary

217 North Monroe Street

Tallahassee, Florida 32301

These codes are designed to comply with Nasdaq and SEC requirements. We will disclose any amendments to, or waivers from, the Code of Ethics on our website (www.ccbg.com) within four business days of such determination.

BOARD AND COMMITTEE EVALUATIONS

The Corporate Governance and Nominating Committee uses a variety of methods to annually evaluate the Board as a whole and its committees. In most years, the Corporate Governance and Nominating Committee uses written questionnaires for the evaluation. Directors submit completed questionnaires to the Chair of the Corporate Governance and Nominating Committee, who summarizes the results without attribution. The full Board discusses the summary of the Board evaluation, and each committee discusses the summary of its own evaluation. In other years, the evaluation is conducted by the Corporate Governance and Nominating Committee by sending each director a series of questions for the director to consider. The evaluation is then conducted verbally in executive session led by the Chair of the Corporate Governance and Nominating Committee.

DIRECTOR NOMINATING PROCESS

The Corporate Governance and Nominating Committee annually reviews and makes recommendations to the full Board regarding the composition and size of the Board so that the Board consists of members with the proper expertise, skills, attributes, and personal and professional backgrounds needed by the Board, consistent with applicable Nasdaq and regulatory requirements.

The Corporate Governance and Nominating Committee believes that all directors, including nominees, should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of our shareowners. The Corporate Governance and Nominating Committee will consider criteria including the nominee’s current or recent experience as a senior executive officer, whether the nominee is independent, as that term is defined in Rule 5605(a)(2) of the Nasdaq listing standards, the business experience currently desired on the Board, geography, the nominee’s banking industry experience, and the nominee’s general ability to enhance the overall composition of the Board. The Corporate Governance and Nominating Committee does not have a formal policy on diversity; however, the Board and the Corporate Governance and Nominating Committee believe that it is essential that the Board members represent diverse viewpoints.

Our Corporate Governance and Nominating Committee will identify nominees for directors primarily based upon suggestions from shareowners, current directors, and executives. The Chair of the Corporate Governance and Nominating Committee and at least one other member of the Corporate Governance and Nominating Committee will interview director candidates. The full Board will formally nominate candidates for director to be included in the slate of directors presented for shareowner vote based upon the recommendations of the Corporate Governance and Nominating Committee following this process.

6 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

DIRECTOR SERVICE ON OTHER BOARDS

To ensure that our directors can provide sufficient time and attention to the Company, our directors may not serve on more than three other boards of directors of public companies in addition to our Board.

SUCCESSION PLANNING

The Board plans for succession to the position of Chief Executive Officer as well as certain other senior management positions. To assist the Board, William G. Smith, Jr., our Chairman, President, and CEO, annually provides the Board with an assessment of senior managers and of their potential to succeed him. He also provides the Board with an assessment of persons considered potential successors to certain senior management positions. The Corporate Governance and Nominating Committee and our independent directors in an executive session annually review this updated assessment. In addition, the Board interviews members of senior management who are potential successors to our executive management.

CHANGE IN DIRECTOR OCCUPATION

A director whose principal occupation or business association changes substantially during the director’s tenure must tender a resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will recommend to the Board the action, if any, to be taken with respect to the resignation.

DIRECTOR ELECTIONS

Our Bylaws provide that in an uncontested election, if a nominee for director does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, then the director will promptly tender his or her resignation to the Board. The Corporate Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation and publicly disclose its decision and the rationale behind the decision within 90 days from the date of the certification of the election results. If a director’s resignation is not accepted by the Board, then such director will continue to serve until the next annual meeting for the year in which his or her term expires and until his or her successor is duly elected, or his or her earlier resignation or removal. If a nominee’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill any remaining vacancy or decrease the size of the Board. To be eligible to be a nominee for election or reelection as our director, a person must deliver to our Corporate Secretary a written agreement that such person will abide by these requirements.

BOARD AND COMMITTEE MEMBERSHIP

BOARD OF DIRECTORS

Our Board of Directors oversees our business, property, and affairs pursuant to the Florida Business Corporation Act and our Articles of Incorporation and Bylaws. Members of our Board are kept informed of our business through discussions with our senior management team, by reviewing materials periodically provided to them, and by participating in Board and Committee meetings.

Our Board met 12 times in 2013. All of our directors attended at least 75 percent of the total aggregate number of meetings of the Board and Committees on which they served.

We expect all directors to attend our Annual Meeting. All directors, who were directors at the time of our Annual Meeting in 2013, attended the 2013 Annual Meeting.

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COMMITTEES OF THE BOARD

In 2013, our Board of Directors had three standing committees: Audit, Compensation, and Corporate Governance and Nominating. The Board has adopted written charters for each of its standing committees. The Audit, Compensation, and Corporate Governance and Nominating Committee charters are published on the Corporate Governance section of our website at www.ccbg.com. The Board has determined that all members of the Audit, Compensation, and Corporate Governance and Nominating Committees are “independent” as that term is defined under applicable Nasdaq and SEC rules. As of February 28, 2014, the committee composition was as follows:

Name	Audit	Compensation	Corporate Governance and Nominating
DuBose Ausley		Member	Member
Allan G. Bense$	Member	Member
Frederick Carroll, III$	Chair
Cader B. Cox, III		Chair	Member
J. Everitt Drew$	Member	Member
John K. Humphress$	Member		Chair
Lina S. Knox			Member
Henry Lewis III			Member

$	Qualifies as an Audit Committee financial expert.

Audit Committee

The Audit Committee met 13 times in 2013. Our Board has determined that Frederick Carroll, III, Chairman of the Audit Committee, Allan G. Bense, John K. Humphress, and J. Everitt Dreware each an “audit committee financial expert” as defined by the SEC.

Management has the primary responsibility for our financial statements and reporting process, including the systems of internal controls and reporting. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with U.S. generally accepted auditing standards, issuing a report thereon, and annually opining on the effectiveness of our internal control over financial reporting. The Audit Committee monitors the integrity of our financial reporting process, system of internal controls, and the independence and performance of our independent and internal auditors.

In addition, the Audit Committee:(a) monitors and reviews our compliance with Section 112 of the Federal Deposit Insurance Corporation Improvement Act of 1991 and reviews regulatory reports; (b) reviews independent auditors’ report on our financial statements, significant changes in accounting principles and practices, significant proposed adjustments, and any unresolved disagreements with management concerning accounting or disclosure matters; and (c) recommends independent auditors and reviews their independence and qualifications, services, fees, and the scope and timing of audits.

Compensation Committee

The Compensation Committee met six times in 2013. The Compensation Committee:(a) reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the performance of the Chief Executive Officer in light of those goals and objectives, and sets the Chief Executive Officer’s base salary, short-term incentive compensation, and long-term incentive compensation based on this evaluation; (b) reviews and approves base salary, short-term incentive compensation, and long-term incentive compensation of our executive officers; (c) reviews the compensation of our senior management team other than our executive officers; (d) reviews incentive compensation arrangements to assess relationship with risk management policies and practices; (e) reviews and approves benefits, including retirement benefits and perquisites of our executive officers; (f) reviews and approves employment agreements, severance agreements, and change-in-control agreements for executive officers; (g) evaluates and recommends the appropriate level of director compensation, including compensation for service as a member or chair of a Board committee; and (h) establishes and reviews stock ownership guidelines for directors and executive officers.

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Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee met three times in 2013. The Corporate Governance and Nominating Committee:(a) develops and reviews background information for candidates for the Board of Directors, including candidates recommended by shareowners, and makes recommendations to the Board of Directors about these candidates; (b) evaluates the performance of current Board members proposed for reelection; (c) recommends to the Board for approval a slate of nominees for election to the Board;(d) develops plans for our managerial succession; (e) develops, implements, and monitors policies and practices relating to corporate governance; (f) coordinates director orientation and appropriate continuing education programs for directors; (g) oversees the annual self-assessment of the Board and Board Committees; and (h) reviews all shareowner proposals.

DIRECTOR COMPENSATION

Compensation elements

We currently have eight non-associate directors who qualify for compensation for Board service. The elements of compensation include:

Cash Compensation

Basic Annual Retainer. The basic annual retainer is $12,000. There has been no change since 2006.

Audit Committee. Members of the Audit Committee receive an annual fee of $7,000 and the chairman of the Audit Committee receives an annual chairman’s fee of $7,000. There has been no change since 2011.

Compensation Committee. Members of the Compensation Committee receive an annual fee of $4,000 and the chairman of the Compensation Committee receives an annual chairman’s fee of $4,000. There has been no change since 2006.

Corporate Governance and Nominating Committee. Members of the Corporate Governance and Nominating Committee receive an annual fee of $3,000 and the chairman of the Corporate Governance and Nominating Committee receives an annual chairman’s fee of $3,000. There has been no change since 2011.

Lead Outside Director Annual Fee. The Lead Outside Director receives an annual fee of $4,000. There has been no change since 2011.

Board Meeting Fees. Directors receive $750 for each board meeting and annual strategic meeting attended. There has been no change since 2006.

Equity Compensation

Quarterly Stock Grant. As part of annual director compensation, each non-associate director earns 100 shares of our common stock per quarter. The stock is issued under the terms of the 2011 Associate Incentive Plan.

Director Stock Purchase Plan. Directors are also permitted to purchase shares of common stock at a 10% discount from fair market value under the 2011 Director Stock Purchase Plan. This Plan has 150,000 shares of common stock authorized for issuance. During 2013, 13,348 shares were purchased. As of December 31, 2013, there were 100,294 shares of common stock available for issuance. Purchases under this plan were not permitted to exceed the annual retainer and meeting fees received. Our shareowners adopted the Director Stock Purchase Plan at our 2011 Annual Meeting.

Perquisites and Other Personal Benefits

We provide directors with perquisites and other personal benefits that we believe are reasonable, competitive and consistent with our overall director compensation program. The value of the perquisites for each director in the aggregate is less than $10,000.

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Director Compensation Table

The following table sets forth a summary of the compensation we paid to our directors, other than directors who are also executive officers, in 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
DuBose Ausley	$28,750	$4,672	$0	$33,422
Allan G. Bense	20,250	3,527	0	23,777
Frederick Carroll, III	35,000	4,672	0	39,712
Cader B. Cox, III	32,750	4,672	0	37,422
J. Everitt Drew	36,750	4,672	0	41,422
John K. Humphress	34,750	4,672	0	39,422
Lina S. Knox	24,000	4,672	0	28,672
Henry Lewis III	31,000	4,672	0	35,672

(1)	We pay each non-associate director an annual stock grant of 400 shares of our common stock, issued under our 2011 Associate Incentive Plan. The shares are issued quarterly in equal installments. The fair value at the time of each grant was $11.45, $11.39, $11.92 and $11.96. The column represents the fair value of the award as calculated in accordance with U.S. generally accepted accounting principles.

Stock Ownership Expectations

We maintain stock ownership guidelines for all independent directors. Under our current guidelines, all independent directors are expected to own our common stock equal in value to 10 times their annual director compensation at the time they were elected. Directors have 10 years from the date they are first appointed or elected to our Board to meet the stock ownership requirement. The Compensation Committee has determined that as of December 31, 2013, all directors have met our share ownership expectations or are on track to meet the ownership expectations within the stated time period of 10 years from date of appointment or election.

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PROPOSAL NO. 1 – NOMINEES FOR ELECTION AS DIRECTORS

ELECTION OF DIRECTORS

The Board is divided into three classes, designated Class I, Class II, and Class III. The directors in each class are elected for terms of three years or until their successors are duly qualified and elected. At the Annual Meeting, the shareowners will elect three Class II directors. The Board proposes the following three nominees for election as directors at the Annual Meeting. Each of the nominees is currently serving as a member of the Board. The proxies will vote, unless instructed otherwise, each valid voting instruction and proxy card for the election of the following nominees as directors.

If a nominee is unable to serve, the shares represented by all valid proxies that have not been revoked will be voted for the election of a substitute as the Board may recommend, or the Board may by resolution reduce the size of the Board to eliminate the resulting vacancy. At this time, the Board knows of no reason why any nominee might be unable to serve.

If the three director nominees are elected, the Board will have no vacancies. Brokers do not have discretion to vote on this proposal without your instructions. If you do not instruct your broker how to vote on this proposal, your broker will deliver a nonvote on this proposal.

Majority Vote Standard for Election of Directors

Our Bylaws require that each director be elected by a plurality of votes cast with respect to such director in uncontested elections. Our Bylaws, however, also provide that in an uncontested election, if a nominee for director does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, the director will promptly tender his or her resignation to the Board. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. Whether an election is contested or not is determined as of a date that is the day immediately preceding the date we first mail our notice of meeting for such meeting to the shareowners; this year’s election was determined to be an uncontested election, and the majority vote standard will apply to each director nominee.

Director Qualifications

The following paragraphs provide information as of the date of this Proxy Statement about each nominee and each incumbent director not up for re-election in the categories of: age, positions held, principal occupation and business experience for the past five years, and names of other publicly-held companies for which he or she serves as a director or has served as a director during the past five years. While the following paragraphs note certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole, we also believe that all of our nominees and incumbent directors not up for re-election have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated strong leadership skills, business acumen and an ability to exercise sound judgment, as well as a commitment of service to our shareowners.

Mandatory Retirement Policy

The mandatory retirement age (age 72) is required under the Company’s Corporate Governance Guidelines. It was the Board’s judgment that Mr. Ausley, who has provided the Board with invaluable services, be proposed as a director nominee in 2012 notwithstanding this policy.

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NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2017

THOMAS A. BARRON

Mr. Barron, 61, has been a director since 1982. He is our Treasurer and was appointed President of Capital City Bank in 1995. We believe Mr. Barron’s qualifications to sit on our Board include his more than three decades of banking experience, including more than 19 years as the President of Capital City Bank.

J. EVERITT DREW

Mr. Drew, 58, has been a director since 2003. From 2000 to 2007, he was President of St. Joe Land Company where his duties included overseeing the sale and development efforts of several thousand acres of St. Joe property in northwest Florida and southwest Georgia. Since 2007, Mr. Drew has been President of SouthGroup Equities, Inc., a private real estate investment and development company. We believe Mr. Drew’s qualifications to sit on our Board include his experience as President of St. Joe Land Company, which at the time was the largest landowner in Florida, as well as his operational and financial expertise gained from the successful operation of his own business.

LINA S. KNOX

Mrs. Knox, 69, has been a director since 1998. Mrs. Knox has been retired since 1992. A former history teacher at a private college preparatory school in Tallahassee, Mrs. Knox has served on a variety of boards as a civic leader. She has previously served on the board of directors of Alfred B. Maclay School; Goodwood Museum and Gardens and the YMCA. She also served on the vestry of St. Johns Episcopal Church in Tallahassee, Florida. Mrs. Knox is the first cousin of Mr. Smith. There is no arrangement or understanding between Mrs. Knox and Mr. Smith to which she was or is to be selected as a director or nominee. We believe Mrs. Knox’s qualifications to sit on our Board include her extensive historical involvement in the Tallahassee community, including her perspective as a community volunteer and civic leader and someone who is involved day-to-day with issues as they affect our communities. Mrs. Knox’s knowledge of the Tallahassee community is critical to our success in providing community banking services to Tallahassee, our largest market.

The Board of Directors unanimously recommends a vote “FOR” the nominees.

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CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Continuing Class III Directors (term expiring in 2015)

DuBOSE AUSLEY

Mr. Ausley, 76, has been a director since 1982, and was our Chairman from 1982 until 2003. He is employed by the law firm of Ausley & McMullen and was Chairman of this firm and its predecessor for more than 20 years until 2002. From 1992 until 2013, he served as a director of TECO Energy, Inc. In addition, Mr. Ausley has served as a director of Huron Consulting Group, Inc. since 2004 and a director of Blue Cross and Blue Shield of Florida, Inc. from 1982 to 2008, and continues to serve as a director of Capital Health Plan, an affiliate of Blue Cross and Blue Shield of Florida, Inc. Mr. Ausley has practiced law in Florida since 1963. We believe Mr. Ausley’s qualifications to sit on our Board include his more than 20 years’ experience as an officer of Capital City Bank and the Company, his extensive knowledge of banking law and regulation, and his extensive experience on other public company boards.

FREDERICK CARROLL, III

Mr. Carroll, 63, has been a director since 2003. Since 1990, he has been the Managing Partner of Carroll and Company, CPAs, an accounting firm specializing in tax and audit based in Tallahassee, Florida. Mr. Carroll has practiced as a Certified Public Accountant since 1977. Mr. Carroll has a master’s degree in accounting. We believe Mr. Carroll’s qualifications to sit on our Board include his long and varied business career, including his extensive accounting experience.

JOHN K. HUMPHRESS

Mr. Humphress, 65, has been a director since 1994. Since 1973, he has been a shareholder of a public accounting firm, Wadsworth, Humphress, Hollar, & Konrad, P.A. (and its predecessors). We believe Mr. Humphress’s qualifications to sit on our Board include his long and diversified business career, including his extensive accounting experience.

HENRY LEWIS III

Dr. Lewis, 64, has been a director since 2003. Dr. Lewis is currently Interim Provost and Vice President for Academic Affairs at the American University of Health Sciences since November 2013. From November 2012 through November 2013, Dr. Lewis was a management consultant for The Infrastructure Company. From January 2011 through November 2012, he was the President of Florida Memorial University. Previously, he was Professor and Dean of the College of Pharmacy and Pharmaceutical Sciences at Florida A&M University from 1994 until January 2011. He also served as Interim President of Florida A&M in 2002. Prior to Dr. Lewis’s appointment to these positions, he served as Dean of the College of Pharmacy and Health Sciences at Texas Southern University from 1990 to 1994. He sits on the Board of Regents of the National Library of Medicine. We believe Dr. Lewis’s qualifications to sit on our Board include his experience leading organizations, and his strong skills in government relations and strategic planning.

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Continuing Class I Directors (term expiring in 2016)

ALLAN G. BENSE

Mr. Bense, 62, is currently President and CEO of Bense Enterprises, Inc., which is affiliated with companies that have interests in road building, general construction, mechanical contracting, insurance, golf courses, and farming since the early 1980s. He served as Speaker of the Florida House of Representatives from 2004 to 2006. Mr. Bense is the current chairman of the Florida State University Board of Trustees. He is also Chairman of the Board of the James Madison Institute, Chairman of the Bay Economic Alliance, a member of the Florida Council of 100, and a director of Gulf Power Company. We believe Mr. Bense’s qualifications to sit on our Board include his executive leadership and management experience and his operational and financial expertise gained from the successful operation of his own business.

CADER B. COX, III

Mr. Cox, 64, has been a director since 1994. From 1976 to 2006, he served as President, and from 2006 until 2013, he served as CEO of Riverview Plantation, Inc., a resort and agricultural company located in Georgia. He currently serves as Chairman of Riverview Plantation, Inc. and an officer and a director of Plantation Precooler, Inc., a large fresh vegetable operation. He is extensively involved in the community, including serving as a board member for The University of Georgia Research Foundation Board, Partner of Camilla Retirement Center, trustee of AgriTrust, and a Board member of University of Georgia Real Estate Foundation Board. We believe Mr. Cox’s qualifications to sit on our Board include his operational and financial expertise gained from the successful operation of his own business, as well as his executive leadership and management experience.

WILLIAM G. SMITH, JR.

Mr. Smith, 60, has been a director since 1982. He currently serves as our Chairman, President, and Chief Executive Officer. He was elected Chairman in 2003 and has been President and Chief Executive Officer since 1995. Mr. Smith also serves as Chairman of Capital City Bank, a position he has held since 1995. In addition, Mr. Smith has served as a director of Southern Company since February 2006. Mr. Smith is the first cousin of Mrs. Knox. We believe Mr. Smith’s qualifications to sit on our Board include his more than three decades of banking experience, including more than 19 years as our President and Chief Executive Officer.

Nondirector Executive Officer

J. KIMBROUGH DAVIS

Mr. Davis, 60, was appointed our Executive Vice President and Chief Financial Officer in 1997. He served as Senior Vice President and Chief Financial Officer from 1991 to 1997. In 1998, he was appointed Executive Vice President and Chief Financial Officer of Capital City Bank.

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SHARE OWNERSHIP

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers, and parties owning beneficially more than 10% of our common stock, to file reports with the U.S. SEC to reflect their interests in our common stock. Copies of these reports must be furnished to us.

The following persons filed late reports during the fiscal year ended December 31, 2013: Messrs. Barron and Smith – one report containing one transaction each; and Mr. Davis – one report containing two transactions. These reports were untimely filed due to administrative oversights.

SHARE OWNERSHIP TABLE

The following table sets forth information, as of February 14, 2014 (the most recent practicable date), with respect to the number of shares of our common stock beneficially owned by our directors, executive officers named in the Summary Compensation Table, and all executive officers and directors as a group. The following table also provides information with respect to each person known by us to beneficially own more than 5% of our common stock. As of February 14, 2014, there were 17,421,894 shares of our common stock outstanding.

Name	Shares Beneficially Owned(1)		Percentage of Outstanding Shares Owned(2)
DuBose Ausley	423,588	(3)	2.43%
Thomas A. Barron	190,811	(4)	1.10%
Allan G. Bense	600	(5)	*
Frederick Carroll, III	23,337		*
Cader B. Cox, III	53,153	(6)	*
J. Kimbrough Davis	79,834	(7)	*
J. Everitt Drew	26,449	(8)	*
John K. Humphress	91,790	(9)	*
Lina S. Knox (11)	71,363	(10)	*
Henry Lewis III	21,572		*
Estate of Robert H. Smith (11) 123 South Calhoun Street, Tallahassee, Florida 32301	3,053,181	(12)	17.52%
William G. Smith, Jr. (11) Post Office Box 11248, Tallahassee, Florida 32302	3,798,513	(13)	21.73%
2S Partnership 217 North Monroe Street, Tallahassee, Florida 32301	1,049,361	(14)	6.02%
All Directors and Executive Officers as a Group (11 Persons)	4,781,010		27.35%

(1)	For purposes of this table, a person is deemed to be the beneficial owner of any shares of common stock if he or she has or shares voting or investment power with respect to the shares or has a right to acquire beneficial ownership at any time within 60 days from the record date. “Voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.
(2)	An asterisk in this column means that the respective director or executive officer is the beneficial owner of less than 1% of our common stock.
(3)	Includes (i) 145,143 shares held in trust under which Mr. Ausley serves as trustee and has sole voting and investment power; and (ii) 12,500 shares owned by Mr. Ausley’s wife, of which he disclaims beneficial ownership. Of the shares of common stock beneficially owned by Mr. Ausley, 125,000 shares are pledged as security.
(4)	Includes (i) 15,500 shares held in trusts under which Mr. Barron serves as trustee; (ii) 716 shares held by a trust for which Mr. Barron is the sole trustee and a beneficiary; and (iii) 28,906 shares owned by Mr. Barron’s wife, of which he disclaims beneficial ownership. Of the shares of our common stock beneficially owned by Mr. Barron, 143,607 shares are pledged as security.
(5)	Includes 300 shares held by the Bense Family Foundation, Inc., which Mr. Bense, as director of the foundation, shares voting and investment power.
(6)	Includes 10,500 shares owned by Mr. Cox’s wife, of which he disclaims beneficial ownership.

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(7)	Includes (i) 1,339 shares in accounts for his children for which Mr. Davis and his wife act as custodian; (ii) 31,186 shares owned jointly by Mr. Davis and his wife; and (iii) 6,601 shares owned by Mr. Davis’s wife, directly and through an Individual Retirement Account of which he disclaims beneficial ownership.
(8)	Includes (i) 24,925 shares owned jointly by Mr. Drew and his wife; and (ii) 1,124 shares in accounts for his children for which Mr. Drew is custodian.
(9)	Includes 44,445 shares held by the Humphress Family Trust of which Mr. Humphress is a trustee.
(10)	Includes 23,000 shares held by the Dean Eugene Knox Lifetime QTIP Trust, of which she disclaims beneficial ownership.
(11)	Robert H. Smith, deceased, and William G. Smith, Jr. are brothers, and Lina S. Knox is their first cousin.
(12)	Includes 1,049,361 shares held by the 2S Partnership under which the Estate of Robert H. Smith shares voting and investment power with William G. Smith, Jr.
(13)	Includes (i) 338,291 shares held in certain trusts under which Mr. Smith has sole voting and investment power as trustee; (ii) 1,049,361 shares held by the 2S Partnership under which Mr. Smith shares voting and investment power; (iii) 60,251 shares owned by Mr. Smith’s wife, of which he disclaims beneficial ownership; and (iv) 60,384 shares that may be acquired pursuant to nonvoting stock options that are or will become exercisable within 60 days. Of the shares beneficially owned by Mr. Smith, 1,049,361 shares are also beneficially owned by the Estate of Robert H. Smith. Of the shares of our common stock beneficially owned by Mr. Smith, 1,197,212 shares are pledged as security, including 1,043,082 shares of the 1,049,361 shares held by 2S Partnership.
(14)	Of the 1,049,361 shares held by 2S Partnership, all are also beneficially owned by the Estate of Robert H. Smith and William G. Smith, Jr.

EXECUTIVE OFFICERS AND TRANSACTIONS WITH RELATED PERSONS

EXECUTIVE OFFICERS

Executive officers are elected annually by the Board at its meeting following the annual meeting of shareowners to serve for a one-year term and until their successors are elected and qualified. Thomas A. Barron and William G. Smith, Jr. serve as directors and executive officers and J. Kimbrough Davis is an executive officer. For information pertaining to the business experience and other positions held by these individuals, see “NOMINEES FOR ELECTION AS DIRECTORS” and “CONTINUING DIRECTORS AND EXECUTIVE OFFICERS.”

PROCEDURES FOR REVIEW, APPROVAL, OR RATIFICATION OF RELATED PERSON TRANSACTIONS

We recognize that related person transactions may raise questions among our shareowners as to whether the transactions are consistent with our best interests and our shareowners’ best interests. We generally do not enter into or ratify a related person transaction unless our Board, acting through the Audit Committee or otherwise, determines that the related person transaction is in, or is not inconsistent with, our best interests and our shareowners’ best interests. We have adopted a written Related Person Transaction Policy.

For the purpose of our procedures, a “related person transaction” is a transaction in which we participate and in which any related person has a direct or indirect material interest, other than (a) transactions available to all associates or clients generally, (b) transactions involving less than $120,000 when aggregated with all similar transactions, (c) loans made by Capital City Bank in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and not involving more than the normal risk of collectability or presenting other unfavorable features, or (d) employment arrangements with executive officers that are reviewed and approved by the Compensation Committee.

Under our procedures, each director, executive officer, and nominee for director submits to our designated compliance officer, to the best of his or her knowledge, the following information: (a) a list of his or her immediate family members; (b) for each person listed and the director, executive officer, or nominee for director, each firm, corporation or other entity in which such person is an executive officer, a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and (c) for each person listed and the director, executive officer, or nominee for director, each charitable or nonprofit organization for which the person actively serves as a director or trustee. We call this list our Related Parties Master List.

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On an ongoing basis, and to the best of their knowledge, directors and executive officers are expected to notify our designated compliance officer of any updates to the Related Parties Master List, changes regarding their employment, and relationships with charitable organizations. On an annual basis, our designated compliance officer re-circulates the most current information to the directors and executive officers for review and re-verification of the information. Each director and executive officer must either (a) update the list to reflect changes in family, changes in employment, and the addition of new parent companies, subsidiaries and sibling companies, or (b) confirm in writing that no changes have occurred.

We use our best efforts to follow similar procedures with each shareowner who owns more than 5% of our common stock.

Our designated compliance officer distributes the Related Parties Master List (and the periodic updates thereof) to (a) each senior manager who oversees our purchasing decisions and (b) the Chief Financial Officer and Chief Executive Officer for use in monitoring of corporate transactions. In addition, our designated compliance officer distributes the portion of the Related Parties Master List containing the names of immediate family members of directors, executive officers and nominees for director to the Chief People Officer and the portion of the Related Parties Master List containing the names of related charitable and nonprofit organizations to the Capital City Bank Group, Inc. Foundation President. The recipients of the Related Parties Master List use the compiled information to implement the review and approval requirements of this policy.

We use our best efforts to have our Audit Committee pre-approve all related person transactions. In the event a related person transaction was not pre-approved by the Audit Committee, the transaction is immediately submitted for the Audit Committee’s review for ratification or attempted rescission.

In addition to the policy described above, we circulate a questionnaire each quarter to our directors and executive officers, in which each respondent is required to disclose, to the best of their knowledge, all related person transactions that occurred in the previous quarter.

TRANSACTIONS WITH RELATED PERSONS

For the year ended December 31, 2013, we have not identified any transactions or series of similar transactions for which we are a party in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, or holder of more than 5% of our capital stock had or will have a direct or indirect material interest other than as follows:

Capital City Bank’s Apalachee Parkway Office is located on land leased from the Smith Interests General Partnership L.L.P. (“SIGP”) in which William G. Smith, Jr., Chairman of the Board, President, and Chief Executive Officer, the Estate of Robert H. Smith, owner of more than 10% of our common stock, and Lina S. Knox, a director, are partners. Each of William G. Smith, Jr. and the Estate of Robert H. Smith own approximately 32% of SIGP interests. Mrs. Knox owns approximately 14% of the SIGP interests. Under a lease agreement expiring in 2024, Capital City Bank makes monthly lease payments to SIGP. Lease payments are adjusted periodically for inflation. Actual lease payments made by Capital City Bank to SIGP in 2013 amounted to $136,212. The terms of this lease are comparable to the terms we would have received if we had leased the property from a third party.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Overview

Capital City’s Performance Highlights

Despite the challenging operating environment over the past five years, Capital City has begun to position itself to take advantage of new opportunities. Consider that:

▪	We have reduced nonperforming assets 38% in the last two years. While we still have a way to go, we believe our strategy for the disposition of repossessed assets has worked and provided the best possible outcome for our shareowners by selling the repossessed assets at generally higher prices than we believe we could have sold the assets if we opted to immediately liquidate the assets;
▪	We were able to return Capital City to profitability without having to accept TARP or by seeking out dilutive capital;
▪	Despite a deep and prolonged recession, Capital City earned a cumulative profit of $22.4 million from 2008 through 2013; and
▪	We have expense management ingrained in our culture. In fact, our total noninterest expense has declined 8.4% since 2010.

We are Careful with How We Spend our Shareowners’ Money

We have an experienced and hardworking management team. In fact, our executive management team has more than 35 years of experience in the banking industry on average. We have been able to retain our management team by strongly linking pay to performance. Compare how our CEO’s base salary matches up to the median base salary of the CEOs of our peer group:

(1)	The CEO median salary is the median salary of the CEO for our peer group in 2011. In 2012, our Compensation Committee used the 2011 salaries (which were the latest available) to set Mr. Smith’s 2013 base salary. The banks that comprise our peer group are listed on page 26.

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Mr. Smith’s low base salary does not reflect his performance level, but rather it reflects our conservative compensation philosophy. Superior compensation should be earned through superior performance. Because Capital City’s performance was adversely affected during the recent recession, we significantly limited the raises our named executive officers received.

We Strive to Maximize Shareowner Return

We instill a culture in all of our associates at Capital City to remember that we are all accountable to our shareowners. In fact, that is why we refer to our shareholders as “shareowners.”We strive to maximize shareowner return each day. We also believe that a good way to align the interests of our associates with the interests of our shareowners is to encourage our associates to become shareowners. We are proud to offer our associates the ability to purchase shares of Capital City through our 2011 Associate Stock Purchase Plan and through the Capital City 401(k) Plan. We pay our directors partially in shares of Capital City stock. We also maintain robust shareownership requirements for our directors, executive officers, and senior management team.

Pay for Performance is Integral to the Capital City Culture

Our focus on maximizing shareowner return and the strong ownership culture among our associates makes it much easier to implement a strong pay-for-performance compensation plan for your management team. Your executive officers do not expect to get paid well when Capital City’s results do not meet our expectations. On the other hand, when Capital City’s results are strong, such as our results in 2013, your management team should be rewarded. In 2013, a substantial majority of Mr. Smith’s eligible compensation was “at risk.”

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Capital City has been operating in a difficult environment over the past six years. We continue to experience record low interest rates, which have reduced our net interest margin significantly. Real estate prices decreased substantially during the recent recession, which reduced the value of the collateral on loans. As a result, Capital City’s performance during the recent recession hasn’t always met our expectations. While we can’t control general economic factors, we believe that we can ensure that our management team’s compensation is in line with Capital City’s performance.

(1)	CEO Realized Pay is based on the total compensation we reported in the Summary Compensation Table in that year’s proxy statement excluding (i) the change in pension value amount because we believe it does not necessarily reflect the actual value received or to be received by the CEO, but rather it reflects an actuarial amount and (ii) any declined bonus awards such as the bonuses Mr. Smith declined in 2009 and 2010.

Compensation Best Practices

We are proud of the strong corporate governance practices we have implemented. Below we have summarized some of the important policies we have implemented to ensure that we provide compensation to align the interests of our executive officers with the interests of our shareowners. More importantly, we have summarized the compensation practices that we do not have because we feel that these particular practices are not in the best interests of our shareowners.

What We Do		What We Don’t Do
✓	Pay for Performance	✗	Employment contracts
✓	Balanced mix of fixed and variable pay	✗	Stock option grants
✓	Meaningful stock ownership requirements	✗	Separate change in control agreements
✓	Use an independent compensation adviser	✗	Excise tax gross-ups upon change in control
✓	Allocate a significant portion of pay in stock	✗	Guaranteed bonuses
✓	Independent compensation committee	✗	Excessive perquisites

20 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

Compensation and Benefits Strategy

Our compensation strategy provides broad guidance on senior management compensation and more specifically on the compensation of the named executive officers. Our compensation objectives are to provide compensation programs that:

▪	Align compensation with shareowner value;
▪	Provide a direct and transparent link between the performance of the Company and pay for the CEO and senior management;
▪	Make wise use of our equity resources to ensure compatibility between senior management and shareowner interests;
▪	Align the interests through performance-based incentive plans of our executive officers with that of shareowners; and
▪	Award total compensation that is both reasonable and effective in attracting, motivating and retaining key associates.

We believe that accomplishing corporate goals is essential for our continued success and sustained financial performance. Therefore, we believe that executive officer compensation should be largely at-risk and performance based. Specific targets and weightings used for establishing short-term and long-term performance goals are subject to change at the beginning of each measurement period, and are influenced by the Board’s desire to emphasize performance in certain areas. Each year, the Compensation Committee reviews and approves all executive officer performance-based goals.

The compensation and benefits programs for our executives are designed with the goal of providing compensation that is fair, reasonable and competitive. These programs are intended to help us recruit and retain qualified executives, and provide rewards that are linked to performance while also aligning the interests of executives with those of our shareowners.

Compensation Philosophy

In early 2009, and reaffirmed in 2012, the Compensation Committee, with Board approval, adopted the compensation philosophy and set the following compensation objectives:

▪	Target base salaries for our senior executives at the 50th percentile of our selected peer group of banks unless an exception is approved by the Compensation Committee due to performance, experience, or market demand;
▪	Position direct compensation (salary, cash and equity compensation) of our senior executives at the 75th percentile of our selected peer group of banks dependent upon our performance to attract top talent and to recognize exceptional performance by management;
▪	Target variable (pay for performance) compensation to at least 30% of total compensation mix; and
▪	Continue, over time, the alignment of senior management’s interests with that of shareowners (the percentage of equity compensation should increase relative to total incentive compensation).

We discuss the composition of our peer group and our benchmarking practices in further detail below.

Executive Compensation Policy Decisions

The Compensation Committee has adopted a number of policies to further the goals of our executive compensation program, particularly with respect to strengthening the alignment of our executives’ interests with our shareowners’ long-term interests. Further, the Compensation Committee believes the policies set forth below are effective based on the stability of our management team and our ability to attract talent from outside the Company.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 21

Stock Ownership Expectations

We maintain stock ownership expectations for all senior managers, including our executive officers. Under our current guidelines, all senior managers are expected to own shares of our common stock equal in value to at least two times their annual base salary; Mr. Barron and Mr. Davis are expected to own shares of our common stock equal in value to at least three times their annual base salary; and Mr. Smith is expected to own shares of our common stock equal in value to at least five times his annual base salary. Compliance is expected within six years of becoming a senior manager or executive officer.

The Compensation Committee has determined that as of December 31, 2013, all executive officers have met our share ownership expectations and all other senior managers covered by this program are making significant strides in meeting the ownership expectations.

Stock Options

We ceased granting stock options in 2007. Prior to 2007, we issued a total of 60,384 stock options, all of which expire in 2014 and 2015.

Prohibition on Repricing Stock Options

By the terms of the 2011 Associate Incentive Plan, which is the only plan we may use to grant stock options, repricing stock options is prohibited without shareowner approval.

Employment Agreements and Severance Agreements

We believe the employment of our executive officers should remain “at will.”Therefore, none of our executive officers have an employment agreement or severance agreement with us.

Compensation Program Design

Compensation Framework

We design our specific compensation elements based on the following:

▪	Performance: We believe that the best way to accomplish alignment of compensation plans with the participants’ interests is to directly link pay to individual and Company performance.
▪	Competitiveness: Compensation and benefits programs are designed to be competitive with those provided by companies with whom we compete for talent. Benefits programs are not based on performance.
▪	Cost: Compensation and benefit programs are designed to be cost-effective and affordable, ensuring that the interests of our shareowners are considered.
▪	Peer Group: The relevant peer group for comparison of compensation and benefits programs consists of commercial banks and thrifts with a geographic footprint or asset base similar to ours.

Specific Compensation Elements

Our executive compensation program is comprised of four discrete elements:

▪	Base salary
▪	Incentive compensation
▪	Benefits and perquisites
▪	Post-termination compensation and benefits

22 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

Impact on Say-on-Pay Vote

We provide our shareowners with the opportunity to cast an advisory vote on executive compensation (“Say-on-Pay”) every three years. At our Annual Meeting in 2011, out of the 13,019,106 votes cast (excluding abstentions and broker non-votes), our shareowners cast 12,935,827 shares, or 99.4%, “For” approval of our executive compensation. The Compensation Committee believes this vote affirmed shareowners’ support of our approach to executive compensation. We did not change our approach in 2012 or 2013. In 2014, our shareowners will once again cast an advisory vote on executive compensation. The Compensation Committee will continue to consider the outcome of the Say-on-Pay vote when making future compensation decisions for our named executive officers.

Discussion of Specific Compensation Elements

Base Salary

Our compensation philosophy guideline is to target base salaries at the 50th percentile of our peer group; however, superior performance may warrant a base salary in excess of this target. Our Compensation Committee believes that this target level will allow us to attract and retain the talent necessary to achieve our performance goals. The base salaries for the named executive officers are determined by analyzing available market data as well as taking into account the experience and performance of the individual. In 2013, each of our named executive officers received an increase in their base salary. The increases were Mr. Smith, 3.6%; Mr. Barron, 2.3%; and Mr. Davis, 2.0%.Mr. Smith’s base salary is 31.8% below the 50th percentile base salary of our peer group. His relatively low base salary is not reflective of his performance or experience level. It has been historically low compared to our peer group benchmark and the Compensation Committee continues to place great emphasis on bringing Mr. Smith’s base salary in line with the stated target level. Mr. Barron’s base salary was 20.5% below the 50th percentile and Mr. Davis’s base salary was 9.8% above the 50th percentile.

Incentive Compensation

In addition to their base salary, each named executive officer has the opportunity to earn annual incentive compensation. The Compensation Committee believes a competitive overall compensation package should include incentive compensation in the form of both cash and equity awards. The Compensation Committee believes target incentive compensation equal to or greater than 30% of total compensation is sufficient to change behaviors relative to performance. As a result, we believe our total incentive-based compensation target of at least 30% of total compensation is appropriate.

In 2013, Mr. Smith’s targeted incentive compensation was 64% of his total targeted compensation, Mr. Barron’s was 48% and Mr. Davis’s was 33%. We believe the differences of potential impact each executive officer has on our performance warrants differences on how much compensation is at risk. Mr. Smith is the only executive officer with an opportunity to earn incentive under a long term plan.

Mr. Smith’s total targeted incentive compensation of $565,000 is comprised of 28% cash and 72% equity and includes both short term and long term incentive plans. Mr. Barron’s total target incentive compensation of $239,000 is comprised of 60% cash and 40% equity. Mr. Davis’s total target incentive compensation of $123,000 is comprised of 60% cash and 40% equity.

Mr. Smith’s base and incentive (cash and equity) placed him well below the 75th percentile for total compensation. Mr. Barron’s base and incentive (cash and equity) placed him well below the 75th percentile and Mr. Davis’s base and incentive (cash and equity) placed him at the 75th percentile for total compensation, relative to their respective peer groups.

Cash Incentive Plan. Cash incentives for each of the named executive officers are based primarily on individual and divisional performance. In 2013, Mr. Smith received a payout of $179,747 under his Cash Incentive Plan, representing 114.1% of his target, based on four distinct but equally weighted goals, including achieving our Million Dollar Dash, lowering the level of nonperforming assets to no more than $91 million, achieving performing loans at a level greater than $1.466 billion, and achieving an annual earnings goal of $2.1 million. Our Million Dollar Dash was a profit enhancement initiative focused on increasing non-interest income and decreasing non-interest expense collectively by at least $1 million. Mr. Barron received a payout of $231,135, representing 161.0% of his target. Mr. Barron’s payout was based on three distinct goals including achieving the Million Dollar Dash and lowering the level of nonperforming assets to no more than $91 million. The payout under the third goal, whether and to what extent the managers who directly report to him meet their own Company-determined performance goals, is based on an average of his direct reporting managers’ payouts under the plan. Each reporting manager has divisional goals specific to them. Mr. Davis received a payout of $86,903, representing 117.4% of his target. Mr. Davis’s payout was based on six distinct goals: achieving the Million Dollar Dash, lowering the level of nonperforming assets to no more than $91 million, achieving performing loans at a level greater than $1.466 billion, achieving an earnings goal of $2.1 million, meeting budgeted non-credit related expenses of no more than $113.7 million, and a payout based on an average of his direct reporting managers’ payouts under the plan.

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Stock-Based Incentive Plan. The Stock-Based Incentive Plan is a performance-based equity bonus plan in which selected members of management, including all named executive officers, are eligible to participate. The Stock-Based Incentive Plan is administered under our 2011 Associate Incentive Plan. It is our general policy to award cash awards to our executive officers for superior individual and divisional performance and equity awards for superior company performance. The Compensation Committee believes the equity component of our incentive compensation package creates ownership in the Company and aligns the goals of our shareowners and named executive officers because it provides incentives to our named executive officers to focus on improving long-term performance. The Stock-Based Incentive Plan consists of performance shares, as well as a tax supplement bonus paid in cash, and is designed to align the economic interests of management with those of our shareowners.

Under the Stock-Based Incentive Plan, all participants were eligible to earn an equity award tied to achievement of four distinct, but equally weighted objectives: (a) total earnings of greater than $2.1 million; (b) achievement of the Million Dollar Dash; (c) performing loans greater than $1.466 billion and (d) nonperforming assets less than $91 million. Depending on performance, component payouts under the plan could have ranged from 0% to 200% of the target, and the maximum payout, in aggregate, could have been 175%.

Three of four goals were achieved. Earnings paid out at 150%, Million Dollar Dash paid out at 106%, and non-performing assets paid out at 200%.We did not meet the performing loans goal. Thus, the total payout was 114.13% under the 2013 Stock-Based Incentive Plan. In 2013, the named executive officers were eligible to receive the following shares:

Name	100% Payout	Maximum Payout	2013 Actual Payout
William G. Smith, Jr.	10,676	18,683	11,727
Thomas A. Barron	6,237	10,915	7,118
J. Kimbrough Davis	3,197	5,595	3,649

The total economic value of the award for each named executive officer is set as a percentage of total incentive compensation. The total economic value of the target award includes the value of eligible shares at 100% payout and an estimated tax supplement bonus of 31% of the value of the performance shares. The formula used a stock price of $11.70 to arrive at the number of performance shares granted. The price was derived based on the average high and low of the previous 10 trading days from date of grant (February 19, 2013). This formula was set by the terms of the 2011 Associate Incentive Plan.

Performance shares earned under the Stock-Based Incentive Plan are issued in the calendar quarter following the calendar year in which the shares were earned. Generally, any performance shares earned are awarded in late January or early February. Participants will also receive a cash payment equal to 31% of the market value of the performance shares at the time of issue as a tax supplement bonus. We believe it is appropriate to pay a tax supplement bonus because it allows the associate to retain all of the shares he or she receives, rather than having to sell a portion of the shares to satisfy any resulting tax obligation. Having the associate retain shares supports our philosophy of ownership expectations, which aligns the interest of our officers with that of the shareowner.

Long-term Incentive Plan- Compound Annual Growth Rate in Diluted EPS. The Compensation Committee awards Mr. Smith performance shares as provided in the 2011 Associate Incentive Plan (or the predecessor plan). This plan is designed to more closely correlate CEO compensation with the long-term growth of the Company. Pursuant to this three-year plan, which is adopted each year to allow for the annual adoption of rolling three-year goals, we agree to award performance shares with an economic value equivalent ranging from $0 to $500,000,including a 31% tax supplement bonus after the conclusion of the three-year performance period.

24 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

In 2011, the first year of the plan, the plan provided for a “phase in” period where we set goals to allow for possible payouts for each of the next three years (2011, 2012, and 2013). The 2011 “phase in” plan provided for a target award of $250,000 based on the Company earning $0.47 per share. In 2012, the second possible award of the “phase in” plan, the target award goal was a 10% one-year compound annual growth rate in diluted earnings per share. In 2013, the last possible award of the three year “phase in” plan, the target award goal is a 10% two-year compound annual growth rate in diluted earnings per share. The 2011 target award of $0.47 per share serves as the base amount to calculate the compounded annual growth rate in diluted earnings per share for 2012 and 2013. In no event will an award be earned in any year that the Company incurs a net loss. For 2013, no award would have been earned if actual earnings per share was below $0.56 per share. A maximum award of $500,000 would have been earned if the compound annual growth rate in diluted earnings per share equaled or exceeded 12.5%, the maximum performance level. Mr. Smith did not earn an award in 2013 because the Company earned less than $0.56 per share.

Starting in 2012, each annual three-year plan has one possible payout three years from the date of grant.

For the 2012 plan (with a possible payout in 2015 based on 2012-14 performance), there is a target award of $250,000 based on achieving a goal of a 10% three-year compound annual growth rate in diluted earnings per share using $0.29 per share (2011 earnings) as the base amount. A maximum award of $500,000 would be earned if the compound annual growth rate in diluted earnings per share equaled or exceeded 12.5%, the maximum performance level.

For the 2013 plan (with a possible payout in 2016 based on 2013-15 performance), there is a target award of $250,000 based on achieving a goal of a 10% three-year compound annual growth rate in diluted earnings per share using $0.01 per share (2012 earnings) as the base amount. A maximum award of $500,000 would be earned if the compound annual growth rate in diluted earnings per share equaled or exceeded 12.5%, the maximum performance level.

Benefits and Perquisites

Determining Benefit Levels. Benefit levels are reviewed periodically to ensure that the plans and programs provided are competitive and cost-effective for us, and support our human capital needs. Benefit levels are not tied to company, business area or individual performance.

Perquisites. We provide our named executive officers with perquisites that we believe are reasonable, competitive and consistent with our overall executive compensation program. The value of the perquisites for each named executive officer in the aggregate is less than $10,000.

Health, Dental, Disability and Life Insurance Coverage. The core insurance package for our named executive officers and senior management team includes health, dental, disability and basic group life insurance coverage. Our named executives and senior management participate in these benefits on the same basis as our other associates.

Paid Time-Off Benefits. We provide vacation and other paid holidays to all associates, including our named executive officers and senior management team, which are comparable to those provided at similarly sized financial institutions.

Post-Termination Compensation and Benefits.

We provide retirement benefits to named executive officers and senior management through a combination of qualified (under the Internal Revenue Code) and nonqualified plans.

Retirement Plan. The Retirement Plan is a tax-qualified, noncontributory defined benefit plan intended to provide for an associate’s financial security in retirement. All full-time and part-time associates with 1,000 hours of service annually are eligible for the Retirement Plan.

401(k) Plan. The 401(k) plan provides associates the opportunity to save for retirement on a tax-favored basis. For associates hired after January 1, 2002, the associates receive a reduced pension benefit under the Retirement Plan and a 50% matching contribution under the 401(k) Plan. This change was intended to be cost-neutral. Executives may elect to participate in the 401(k) Plan on the same basis as our other similarly situated associates. No named executive officers are currently eligible for the company-sponsored match.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 25

Supplemental Executive Retirement Plan. Each of our named executive officers participates in our Supplemental Executive Retirement Plan (“SERP”), a nonqualified plan which provides benefits in excess of the Retirement Plan. The SERP is designed to restore a portion of the benefits Messrs. Smith, Barron, and Davis would otherwise receive under our Retirement Plan, if these benefits were not limited by U.S. tax laws. This more closely aligns the benefits of Messrs. Smith, Barron, and Davis with those of other Retirement Plan participants. We have no obligation to fund the SERP, but accrue for our anticipated obligations under the SERP on an annual basis.

Benchmarking

We use benchmarking as a method to understand what similar positions pay in similar organizations. In setting 2013 executive compensation, we used SNL Financial’s 2012 Executive Compensation Review which compiled executive compensation information from publicly available sources. We utilized the Capital City Bank Group peer group identified in SNL Financial’s 2012 Executive Compensation Review. The peer group was based on their similarities to us relative to our asset size, performance, and markets served. At the time the members of the peer group were selected, each member was a publicly traded company. (See the chart below for the names of the financial institutions in our selected peer group as well as their asset size and net income.)

Approximately 35% of the peer group includes institutions that serve the same geographic region as we do. Benchmarking is the primary tool we use to set executive compensation; however, we also review individual performance and industry trends in terms of increases to executive compensation. For Mr. Smith, we also undertake a 10-year historical compensation review.

The compensation peer group is not identical to the peer group used to measure company performance, due to difficulty in gathering compensation data from nonpublic companies. Company performance data can be gathered from financial institution call reports for public and nonpublic financial institutions. However, some of the institutions represented on the compensation peer group are included in the Company performance peer group.

Financial Institution	Total Assets ($ in thousands)(1)	Net Income (loss) ($)(1)
BNC Bancorp	2,929,191	6,900,000
Burke & Herbert Bank & Trust	2,620,345	35,559,000
Cardinal Financial Corporation	2,818,232	28,000,000
CenterState Banks of Florida, Inc.	2,389,239	7,909,000
City Holding Company	3,428,597	40,678,000
Fidelity Southern Corporation	2,532,249	11,400,000
State Bank Financial Corporation	2,642,185	43,000,000

(1)All data for fiscal year end 2011, which was the latest available data when we set 2013 compensation.

Compensation Committee Activity in 2013

The Compensation Committee met six times in 2013, including three executive sessions with only the Compensation Committee members present. The chair of the Compensation Committee sets the meeting dates and agenda for the committee. During these meetings, the Compensation Committee:

▪	Held an executive session to discuss the 2012 performance of the Chief Executive Officer. In accordance with the Compensation Committee charter, Compensation Committee Chairman Cader B. Cox, III distributed an evaluation to all outside directors, and then collected and compiled the results of the evaluations. He presented the summarized and aggregated results for review by the Compensation Committee;
▪	Approved Mr. Smith’s 2013 base salary of $315,000, and target incentive compensation of $315,000, representing a 3.6% increase in base compensation and a 6.3%increase in target incentive compensation compared to 2012;
▪	Approved Mr. Smith’s 2013 Long-Term Incentive Plan;
▪	Reviewed and approved Capital City Bank President Thomas A. Barron’s 2013 base salary of $257,670, and target incentive compensation of $239,000 and Chief Financial Officer J. Kimbrough Davis’s 2013 base salary of $248,676 and target incentive compensation of $123,000. Mr. Barron’s and Mr. Davis’s total target incentive compensation has remained unchanged since 2011;

26 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

▪	Reviewed total compensation for nine senior managers, including a review of incentive plans and relative risk to the Company;
▪	Reviewed executive perquisites and found them to be reasonable;
▪	Reviewed stock ownership positions for all senior managers and directors;
▪	Reviewed and recommended no changes to director compensation for 2014; and
▪	Discussed strategic compensation issues, including a review of the current design and expense of the Company’s defined benefit pension plan, hedging and pledging policies, and amendments to the Compensation Committee Charter as required by recent regulatory changes.

COMPENSATION RISK MANAGEMENT

The Compensation Committee has assessed our compensation design, policies and practices to determine whether any risks arising from our compensation design, policies and practices are reasonably likely to have a material adverse effect on us. The Compensation Committee has determined that our compensation policies and practices do not create such risks. In making that determination, the Compensation Committee considered various features of our compensation policies and practices that discourage excessive risk taking, including but not limited to the following:

▪	Development of thoughtful compensation philosophy and selection of appropriate peer group and other market comparability data;
▪	Effective balance in the design of our compensation programs, including: (i) cash and equity pay mix, (ii) short- and longer-term performance focus, (iii) Company, division and individual performance focus and measurement, and (iv) financial and nonfinancial performance measurement together with top management and board discretion to manage pay appropriately; and
▪	Stock ownership guidelines and independent Compensation Committee oversight of our compensation policies and practices.

Impact of Regulatory Requirements

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a publicly traded company may deduct for compensation paid to an executive officer who is employed on the last day of the fiscal year. “Performance-based compensation” is excluded from this $1 million limitation. A compensation arrangement will not qualify as “performance-based compensation” if the payment to the executive is triggered by termination, whether that be by the company without cause or by the executive due to good reason or retirement. In general, our policy is to provide compensation that we may fully deduct for income tax purposes. However, in order to maintain ongoing flexibility of our compensation programs, our Compensation Committee may from time to time approve annual compensation that exceeds the $1 million limitation. We recognize that the loss of the tax deduction may be unavoidable under these circumstances.

Federal Reserve and FDIC Guidance.

In June 2010, the Federal Reserve issued final comprehensive guidance regarding the manner in which banks and bank holding companies pay incentive compensation. In accordance with the final guidance, all banking organizations supervised by the Federal Reserve are required to review the incentive compensation arrangements of: senior executive officers and others responsible for oversight of company-wide activities or material business lines; individual employees, including nonexecutive employees, whose activities may expose the bank to material amounts of risk; and groups of employees who are subject to the same or similar incentive compensation arrangements and who, in the aggregate, may expose the bank to material amounts of risk. Our Compensation Committee has con-ducted a review to ensure that compensation is structured in a manner so as not to encourage excessive risk-taking.

In April 2011, as a result of the Dodd-Frank Act, the federal banking regulators issued a proposed rule which, if adopted, could affect incentive-based compensation for the Company’s executives. The proposed rule, among other things, would prohibit certain types of incentive-based compensation including (i) compensation which would be unreasonable or disproportionate to the individual’s services (excessive compensation) and (ii) compensation that would encourage inappropriate risk taking that could lead to a material loss. The Compensation Committee is monitoring the progress of the proposed rule. The final rule has not yet been adopted.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 27

Compensation Committee Process and Procedures

Scope of Authority

The Compensation Committee has strategic and administrative responsibility for a broad range of issues, including reviewing, authorizing, and approving compensation to be paid to our executive officers, directors, and our senior management team. The Corporate Governance and Nominating Committee recommends to the Board, and the Board appoints, each member of the Compensation Committee. The Corporate Governance and Nominating Committee has evaluated, and the Board has determined, that each member of the Compensation Committee is an independent director.

The Compensation Committee’s policy is to review executive compensation, including incentive goals, at least annually. The Compensation Committee also periodically reviews benefits and perquisites, reviews and provides oversight of our compensation philosophy, serves as the administrative committee for our equity-based plans, and reviews stock ownership guidelines for our executive officers and directors.

Delegation of Authority

The Compensation Committee’s charter permits the delegation of its authority to our Chief People Officer to administer compensation and benefits programs. In 2013, the Compensation Committee delegated the administration of all associate compensation, benefit and welfare plans to Bethany H. Corum, our Executive Vice President and Chief People Officer.

None of the members of the Compensation Committee is an executive officer of a public company of which one of our executive officers is a director.

Independent Consultants

In carrying out its responsibilities, the Compensation Committee evaluates the information and recommendations put forth by management and its independent advisors in making its decisions regarding executive compensation. The Compensation Committee’s decisions are made with the objective of providing fair, equitable and performance-based compensation to executives in a manner that is affordable and cost effective for our shareowners. In 2013, the Compensation Committee did not engage any compensation consultants to assist in determining or recommending the amount or form of executive or director compensation (other than a role limited to consulting on broad-based plans that did not discriminate in scope, terms, or operation in favor of executive officers or directors and that are generally available to all salaried employees).

Management’s Role

The Compensation Committee sets compensation for the Chief Executive Officer based on data provided by the Chief People Officer. In addition, the Compensation Committee reviews and approves the Chief Executive Officer’s recommendations for other executive officers’ compensation. In making these decisions, the Compensation Committee relies on information and recommendations provided by the Chief Executive Officer and Chief People Officer. The key roles played by management in assisting the Compensation Committee to determine compensation levels for our named executive officers are as follows:

▪	Develop performance measures: Identify appropriate performance measures and recommend performance targets that are used to determine annual and long-term awards.
▪	Compile benchmark data: Management participates in compensation surveys through reputable third-party firms which are used to gather data on base salary, annual cash and long-term performance awards. In reviewing and setting 2013 senior management compensation, we used custom compensation profiles created by an independent consultant engaged by the Compensation Committee in 2012. For executive officers, we used peer group data published by SNL Financial. The Chief People Officer also provides historical compensation data for each position reviewed by the Compensation Committee.

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▪	Develop compensation guidelines: Using the benchmark survey data and publicly disclosed compensation information as the foundation, management develops compensation guidelines for each executive position, such as targeting base salaries for our senior executives at the 50th percentile of our selected peer group and total direct compensation (salary, cash and equity compensation) at the 75th percentile. These guidelines are provided to the CEO as the basis for his recommendations regarding individual compensation actions. In addition, executives are briefed on the guidelines.

The key members of management involved in the executive compensation process were Mr. Smith and Mrs. Corum. Mr. Smith has no involvement in setting his own compensation and was not present during the Compensation Committee’s deliberations regarding his own compensation. Mrs. Corum attends all meetings of the Compensation Committee to provide information to the Compensation Committee members and to take minutes of the meetings. At times, the Compensation Committee conducts executive sessions. Mrs. Corum is excused from all executive sessions and the Chairman of the Committee communicates any decisions for inclusion in the minutes. Management (other than Mr. Smith and Mr. Barron solely in their roles as directors approving the Compensation Committee’s recommendations) had no role in setting compensation for the non-associate directors.

COMPENSATION COMMITTEE REPORT

We, as a Compensation Committee, have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K included in this Proxy Statement. Based on that review and discussion, we have recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement.

2013 Compensation Committee

Cader B. Cox, III (Chair)

DuBose Ausley

J. Everitt Drew

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following non-associate directors were the members of the Compensation Committee of the Board of Directors during 2013:Cader B. Cox, III (Chair), DuBose Ausley, and J. Everitt Drew. None of the members of the Compensation Committee was an officer or an employee of ours or any of our subsidiaries in 2013. None of the members of the Compensation Committee was ever an officer of ours except Mr. Ausley, who was our Chairman from 1982 to 2003, but not our Chief Executive Officer or President. Mr. Ausley has not received a salary for serving as our Chairman since 1998. In addition, there were no “compensation committee interlocks” during 2013.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 29

EXECUTIVE COMPENSATION

Summary Compensation Table for 2013, 2012, and 2011

The following summary compensation table shows compensation information for our principal executive officer, principal financial officer, and our president (the only other executive officer whose total compensation exceeded $100,000) for the fiscal year ended December 31, 2013.

We have no employment agreements with our named executive officers. Amounts listed under column (g), “Nonequity Incentive Plan Compensation” are determined by the Compensation Committee at its first meeting following the year in which the compensation is earned and paid to the executives shortly after such determination is made.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
William G. Smith, Jr.	2013	315,000	0	134,860	0	179,747	0	45,210	674,817
Chairman, President, and	2012	304,000	0	42,406	0	55,547	520,518	17,637	940,108
Chief Executive Officer	2011	304,000	37,314	0	0	86,645	387,506	1,032	816,497
Thomas A. Barron	2013	257,670	0	81,857	0	231,135	0	28,064	598,726
President, Capital City	2012	252,000	0	27,367	0	74,128	454,074	12,303	819,872
Bank	2011	252,000	24,082	0	0	71,027	362,674	1,032	710,815
J. Kimbrough Davis	2013	248,676	0	41,958	0	86,903	0	14,605	392,142
Executive Vice President	2012	243,800	0	14,031	0	84,032	409,969	6,526	758,358
and Chief Financial Officer	2011	243,800	12,344	0	0	91,379	311,433	1,032	659,988

(1)	The amount in column (d) for 2011 reflects a special discretionary bonus paid in January 2012 to all of our associates, including the named executive officers.
(2)	The amounts in column (e) reflect the grant date fair value of awards computed in accordance with SEC rules. Values for awards subject to performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award. A discussion of the assumptions used in calculating the award may be found in Note 10 to our audited consolidated financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC.
(3)	The amounts in column (g) reflect the cash awards to the named individuals under the Cash Incentive Plan, which is discussed in further detail on page 23 under the heading “Cash Incentives.”For Mr. Smith, awards were earned out at 114.13%, 37.50%, and 58.49%of the target awards for 2013, 2012, and 2011, respectively. For Mr. Barron, awards were paid out at 161.00%, 51.70%, and 49.67% of the target awards for 2013, 2012, and 2011, respectively. For Mr. Davis, awards were paid out at 117.44%, 113.50%, and 123.49%of the target awards for 2013, 2012, and 2011, respectively.
(4)	The amounts in column (h) reflect the actuarial increase in the present value of the named executive officer’s benefits under all pension plans established by us determined using the assumptions consistent with those used in our financial statements, which are discussed in further detail on page 33 under the heading “Pension Benefits.”In 2013, an increase in the discount rate caused the change in the pension value to be negative for each of the named executive officers. The changes in pension value were $(393,264), $(517,109), and $(28,488) for Mr. Smith, Mr. Barron, and Mr. Davis, respectively. Neither the increase nor the decrease in pension value resulting from changes in the discount rate results in any increase or decrease in benefits payable to participants under the plan.
(5)	The amount shown in column (i) reflects for each named executive officer a life insurance premium and any tax supplement bonus paid. The tax supplement bonus paid in 2013 was $43,626, $26,840, and $13,573 for Messrs. Smith, Barron, and Davis, respectively. The tax supplement bonus is paid as part of the Stock-Based Incentive Plan. The Board determines the total economic value of the award under the Stock-Based Incentive Plan and pays 31% of the award in cash.

30 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

Grants of Plan-Based Awards in 2013

As discussed in the Compensation Discussion and Analysis, cash bonus plan payouts and performance share units are granted only when we achieve Board approved established levels of performance.

			Estimated Possible Payouts Under Nonequity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(l)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	($)
William G. Smith, Jr.	Cash	N/A	0	157,500	275,625	—	—	—	—
	Stock	2/19/13	—	—	—	0	10,276	18,683	134,860
	LTIP(1)	2/19/13	—	—	—	$0	$250,000	$500,000	0
Thomas A. Barron	Cash	N/A	0	143,400	250,500	—	—	—	—
	Stock	2/19/13	—	—	—	0	6,237	10,915	81,857
J. Kimbrough Davis	Cash	N/A	0	74,000	129,375	—	—	—	—
	Stock	2/19/13	—	—	—	0	3,197	5,595	41,958

(1)	Represents the long-term incentive plan pursuant to which we award performance shares with an economic value equivalent ranging from $0 - $500,000, including a 31% tax supplement bonus. The plan has a target award of $250,000 and a maximum award of $500,000. The target award is based on the Company earning $0.01 per share in 2015. The award is based on compounded growth in diluted earnings per share. The number of performance shares that can be earned is calculated based on the average high and lows of the previous 10 trading days from date of grant (February 19, 2013). The formula is set by the terms of the 2011 Associate Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End 2013

The following table provides information on outstanding equity awards for our executive officers named in the Summary Compensation Table at the end of 2013. We ceased granting stock options in 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
	Exercisable	Unexercisable
(a)	(b)	(c)	(d)	(e)	(f)	(h)	(i)
William G. Smith, Jr.	23,138	0	—	32.96	3/12/14
	37,246	0	—	32.69	3/14/15
					2/22/11	30,100	354,277
					2/21/12	42,790	503,638
					2/19/13	32,620	385,937

(1)	This column reflects performance shares granted. These shares are conditioned upon a component of an equity security (compounded growth in diluted earnings per share) performance during a three-year cycle. An award, if earned, will be determined and be paid following the performance period.
(2)	The dollar amounts shown in this column are determined by multiplying (x) the number of performance shares shown in Column (g) by (y) $11.77 (the closing price of the Company’s common stock on December 31, 2013, the last trading day of the Company’s fiscal 2013).

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 31

Option Exercises

None of our named executive officers exercised stock options during the 2013 fiscal year.

Potential Payments Upon Termination or Change in Control

The amount of compensation (if any) that is payable to our named executive officers upon termination of employment depends on the nature and circumstances under which employment is ended.

Change in Control

In the event of a change in control, our named executive officers will be credited with an additional two years of credited service for purposes of computation of retirement benefits payable under the SERP; however, all of our executive officers already have earned the maximum service time. Accrued benefits based upon normal retirement are payable to the named executive officer upon a change in control. A “change in control” under the SERP means the sale of substantially all of our assets, a change in share ownership of greater than 50% within a 24-month period, or any other determination of change in control made by our Board of Directors.

In the event of a change in control, our named executive officers would not receive any additional benefit under the qualified Retirement Plan but would have the same benefits as any associate who separates employment with the Company.

We have no post-employment compensation programs designed to provide benefits upon our change in control, other than those discussed above.

Payments Upon Termination of Employment

Voluntary Termination. If a named executive officer voluntarily resigns from our employment, no amounts are triggered under the Cash Incentive Plan or the Stock-Based Incentive Plan. The executive may be entitled to receive benefits from the Retirement Plan and the SERP to the extent those benefits have been earned under the provisions of the plans and the executive officer has met the vesting requirements of the plans. In addition, the executive would be entitled to receive any amounts voluntarily deferred (and the earnings on deferrals) under the 401(k) Plan.

Retirement. As of December 31, 2013, Messrs. Smith and Davis are eligible for early retirement as defined by the Retirement Plan and the SERP. Further, Mr. Barron is eligible for normal retirement as defined by the Retirement Plan and the SERP. As such, each may be entitled to receive benefits from the Retirement Plan and SERP to the extent those benefits have been earned under the provisions of the plans.

Death. If a named executive officer dies while employed by us, the Retirement Plan and the SERP will provide benefits to the heirs of the deceased executive. The benefits are of the same value as those provided for a voluntary termination or early retirement as applicable.

Involuntary Termination with or without Cause. If a named executive officer’s employment is involuntarily terminated, the executive may be entitled to receive benefits from the Retirement Plan and the SERP to the extent those benefits have been earned under the provisions of the plans and the executive officer has met the vesting requirements of the plans. In addition, the executive would be entitled to receive any amounts voluntarily deferred (and the earnings on deferrals) under the 401(k) Plan.

Disability. In the event that a named executive officer becomes disabled on a long-term basis, the executive officer’s employment by us would not necessarily terminate. If a named executive officer becomes disabled under the terms of the Retirement Plan or the SERP, the executive will continue to accrue a retirement benefit until the earliest of recovery, death or retirement. This benefit cannot be paid as a lump sum distribution.

32 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

Payment Tables

Each named executive officer would have received the following payments had his employment terminated on December 31, 2013 under the following triggering events:

Name	Compensation Components	Change in Control(1)	Voluntary Termination(1)	Retirement(1)	Death(1)	Disability(2)	Involuntary Termination(1)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)
William G. Smith, Jr.	Retirement Plan	$2,667,868	$2,667,868	$2,667,868	$2,667,868	$17,083	$2,667,868
	SERP	1,389,329	1,389,329	1,389,329	1,389,329	4,803	1,389,329
Thomas A. Barron	Retirement Plan	2,873,424	2,873,424	2,873,424	2,873,424	17,083	2,873,424
	SERP	864,539	864,539	864,539	864,539	2,311	864,539
J. Kimbrough Davis	Retirement Plan	2,412,539	2,412,539	2,412,539	2,412,539	16,676	2,412,539
	SERP	413,428	413,428	413,428	413,428	1,071	413,428

(1)	Lump Sum. Lump sum payments are determined as of December 31, 2013 using the Retirement Plan’s applicable basis, namely, the mortality table found in Revenue Ruling 2008-85 and a three segment yield curve using rates specified in Revenue Notice 2012-78, which are 0.97% for the first 5 years, 3.50% for the next 15 years, and 4.60% thereafter. Under the Retirement Plan and the SERP, lump sum payments are triggered upon a change in control, voluntary termination, retirement, death, and involuntary termination. No further benefits would be payable after the lump sum payment is made. Messrs. Smith and Davis qualify for early retirement benefits on a reduced basis. Mr. Barron qualifies for unreduced retirement benefits as he has reached his Normal Retirement Date of age 61.
(2)	Annuity Payments. In the event that a named executive officer becomes disabled on a long-term basis, the named executive officer would receive annuity payments beginning at age 65. These payments coordinate with our long-term disability program.

PENSION BENEFITS

Retirement Plan

The key provisions of the Retirement Plan are as follows:

Monthly Benefit. Participants with a vested benefit will be eligible to receive the following retirement benefits each month for the rest of their lives beginning at age 65:

▪	1.90% of final average monthly compensation multiplied by years of service after 1988 (limited to 30 years), plus
▪	0.40% of final average monthly compensation in excess of $2,000 multiplied by years of service after 1988 (generally limited to 30 years), plus
▪	the monthly benefit accrued as of December 31, 1988 updated for salary increases since 1988.

Total benefits are limited by the Internal Revenue Code. In 2013, the limit was $205,000 per year or $17,083 per month. Additional provisions may apply for participants who were hired after January 1, 2002 or who worked for a bank that we acquired.

Final Average Monthly Compensation. The final average monthly compensation is the average of the highest five years of W-2 earnings (plus 401(k) deferrals minus taxable automobile allowance) within the previous 10 years, regardless of whether the years occur consecutively. Compensation is limited by the Internal Revenue Code to $255,000 per year (or $21,250 per month) for 2013.

Vesting. Participants become vested after reaching five years of service.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 33

Early Retirement Benefits. Participants may elect to retire prior to their Normal Retirement Date.

▪	Reduced Retirement: If participants are at least age 55 and have at least 15 years of service, then they may commence benefits early on a reduced basis. The monthly benefit will be calculated using the benefit formula described above, reduced 6.67% times the number of years (up to five) that the benefit commencement date precedes the normal retirement date, and 3.33% times any additional years (up to five).
▪	Unreduced Retirement: If participants are at least age 61 and have at least 30 years of service, then they may commence benefits early on an unreduced basis.

Form of Payment. Participants may receive their pension benefit as an annuity or as a lump sum.

SERP

In general, the plan provisions for the SERP are identical to the provisions of the Retirement Plan, except the benefits are calculated without regard to the limits set by the Internal Revenue Code on compensation and benefits. The net benefit payable from the SERP is the difference between this gross benefit and the benefit payable by the Retirement Plan. The SERP limits gross benefits to 60% of final average monthly compensation. As a general rule, we do not grant extra years of service under the SERP other than in the event of a change in control, when we credit our named executive officers with an additional two years of credited service; however, all of our executive officers already have earned the maximum service time. Exceptions may occur in limited instances such as a mid-career hire.

2013 Pension Benefit Table

The following table shows the years of credited service, present value of the accumulated benefit for the named executive officers as of December 31, 2013, assuming payment at age 61, and payments made during the last fiscal year.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
William G. Smith, Jr.	Retirement Plan	35	2,342,246	0
	Supplemental Executive Retirement Plan	35	1,225,084	0
Thomas A. Barron	Retirement Plan	39	2,513,000	0
	Supplemental Executive Retirement Plan	39	759,408	0
J. Kimbrough Davis	Retirement Plan	32	2,108,113	0
	Supplemental Executive Retirement Plan	32	362,829	0

(1)	Because the pension amounts shown in the Summary Compensation Table and the Pension Benefits Table are projections of future retirement benefits, numerous assumptions must be applied. In general, the assumptions should be the same as those used to calculate the pension liabilities in accordance with U.S. GAAP on the measurement date, although the SEC permits certain exceptions. The assumptions we use are described in Note 11 of our financial statements in the Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC. As described in such Note, the discount rate assumption is 5.00%. The accumulated benefit is based on service and W-2 earnings (plus 401(k) deferrals minus taxable automobile allowance, as described above) considered by the plans for the period through December 31, 2013. We also assumed that for the Retirement Plan, 80% of participants would elect to receive a lump sum and 20% of participants would elect to receive an annuity. For the SERP, we assumed 100% of participants would elect a lump sum. We used a 5.00% interest rate for any lump sum payments. The post-retirement mortality assumption is based on the prescribed mortality assumption under Internal Revenue Code Section 430(h)(3)(A) using static tables with separate mortality for annuitants and nonannuitants. The changes in the pension values shown in the Summary Compensation Table are determined as the change in the values during the fiscal year (including the impact of changing assumptions from the prior fiscal year).

34 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

PROPOSAL No. 2 – NONBINDING advisory APPROVAL OF executive compensation

We believe that our executive compensation program is designed to retain and motivate high-quality executive leadership with the talent to support the creation of long-term shareowner value. We have structured these plans such that significant elements of the total executive compensation package (cash and equity incentives) are “at risk” elements that provide both upside potential and downside risk, ensuring that management’s interests are aligned with those of shareowners.

The Board of Directors asks that shareowners consider the following:

▪	We have reduced nonperforming assets 38% in the last two years;
▪	We were able to return Capital City to profitability without having to accept TARP or by seeking out dilutive capital;
▪	Despite a deep and prolonged recession, Capital City earned a cumulative profit of $22.4 million from 2008 through 2013; and
▪	We have expense management ingrained in our culture. In fact, our total noninterest expense has declined 8.4% since 2010.

Shareowners are encouraged to carefully review the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement for a detailed discussion of our executive compensation program.

In accordance with Section 14A of the Exchange Act and as a matter of good corporate practice, we are asking for our shareowners to approve the following resolution:

“RESOLVED, that the compensation paid to Capital City Bank Group, Inc.’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

Your vote on this proposal is advisory and will not be binding upon our Board of Directors. The Compensation Committee of our Board of Directors, however, will take into account the outcome of the vote when considering future executive compensation arrangements. Our current policy, as approved by the shareowners in 2011, is to hold a nonbinding shareowner vote on executive compensation every three years. We expect the next such vote to occur at the 2017 annual meeting of shareowners.

The Board of Directors unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of the named executive officers, as stated in the above resolution.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 35

AUDIT COMMITTEE REPORT

The Audit Committee, which operates under a written charter adopted by the Board of Directors, monitors the Company’s financial reporting process on behalf of the Board of Directors. This report reviews the actions taken by the Audit Committee with regard to the Company’s financial reporting process during 2013 and particularly with regard to the Company’s audited consolidated statements of financial condition as of December 31, 2013 and 2012, and the related statements of operations, statements of comprehensive income, changes in shareowners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013.

The Audit Committee believes that it has taken the actions necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with Ernst & Young their judgments as to quality (rather than just the acceptability) of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee discussed with Ernst & Young, the auditor’s independence from management and the Company, including the written disclosures, letter, and other matters required of Ernst & Young by the Public Company Accounting Oversight Board.

Additionally, the Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plan for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

2013 Audit Committee:

Frederick Carroll, III (Chair)

Allan G. Bense

J. Everitt Drew

John K. Humphress

Henry Lewis III

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these Acts.

PROPOSAL NO. 3– RATIFICATION OF AUDITORS

Our Audit Committee expects to appoint Ernst & Young LLP as our independent auditor for the 2014 fiscal year. Shareowner ratification of the appointment of Ernst & Young as our independent public accountants is not required by our Bylaws or other applicable legal requirement. However, the Board is submitting the expected appointment of Ernst & Young to the shareowners for ratification as a matter of good corporate practice. If the shareowners fail to ratify the expected appointment of Ernst & Young LLP, the Audit Committee will reconsider whether or not to retain that firm. Even if the expected appointment of Ernst & Young LLP is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our and our shareowners’ best interests. Representatives of Ernst & Young are expected to attend the 2014 Annual Meeting and, if in attendance, will have an opportunity to make a statement if they so desire and to respond to appropriate questions.

36 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

The proposal to ratify the expected appointment of Ernst & Young as independent auditors will be approved if the votes cast by the shareowners present, or represented, at the Annual Meeting and entitled to vote on the matter favoring this proposal exceed the votes cast in opposition to the proposal.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the expected appointment of Ernst & Young as independent auditor for the 2014 fiscal year.

AUDIT FEES AND RELATED MATTERS

FEES PAID TO PRINCIPAL ACCOUNTANTS

The following table represents aggregate fees, including out-of-pocket expenses, paid or to be paid to Ernst & Young for the 2013 and 2012 fiscal years.

	2013	2012
Audit Fees	$803,000	$808,000
Audit-Related Fees	88,891	20,900
Tax Fees	242,540	231,970
All Other Fees	1,995	—
Total	$1,136,426	$1,060,870

Audit Fees primarily represent amounts billed to us for auditing our annual consolidated financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), HUD Audits, reviewing the financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings. Audit-Related Fees include fees for certain attestation engagements and employee benefit audits. Tax Fees are fees related to the preparation of our original and amended tax returns, claims for refunds, and tax planning. Tax Fees include $132,400 and $98,100 for tax compliance services in 2013 and 2012, respectively. All Other Fees are related to certain online subscriptions for accounting and auditing standards. Total 2013 and 2012 fees include $76,731 and $78,300 in out-of-pocket expenses, respectively.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NONAUDIT SERVICES OF INDEPENDENT AUDITOR

The Audit Committee’s policy is to pre-approve all audit and nonaudit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to 12 months from the date of pre-approval, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval policy and the fees for the services performed to date. The Audit Committee pre-approved all audit and nonaudit services provided by Ernst & Young.

The Audit Committee has determined that the nonaudit services provided by Ernst & Young during the fiscal year ended December 31, 2013 were compatible with maintaining their independence.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 37

OTHER MATTERS

ANNUAL REPORT

We filed an annual report for the fiscal year ended December 31, 2013 on Form 10-K with the SEC. Shareowners may obtain, free of charge, a copy of our annual report. Requests should be directed to our Corporate Secretary, Capital City Bank Group, Inc., 217 North Monroe Street, Tallahassee, Florida 32301.

HOUSEHOLDING

We have adopted a procedure approved by the SEC known as “householding.”Under this procedure, shareowners of record who have the same address and last name and do not participate in electronic delivery or in notice and access will receive only one set of Proxy Materials, unless one or more of these shareowners notifies our transfer agent that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. If you wish to receive your own copy of these materials, you may contact our transfer agent, American Stock Transfer & Trust Company, in writing, by telephone, or on the Internet:

American Stock Transfer & Trust Company

59 Maiden Lane, Plaza Level

New York, NY 10038

(800) 937-5449 (U.S. and Canada)

(718) 921-8124 (International)

www.amstock.com

If you are eligible for householding, but you and other shareowners of record with whom you share an address currently receive multiple copies of our Notice of Annual Meeting, Proxy Statement, and Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each document for your household, please contact our transfer agent as indicated above. Beneficial owners can request information about householding from their banks, brokers, or other holders of record.

SHAREOWNER PROPOSALS

Shareowner proposals that are to be included in the Proxy Statement for the 2015 meeting must be received by November 7, 2014. Shareowner proposals for the 2015 meeting that are not intended to be included in the Proxy Statement for that meeting must be received by January 29, 2015, or the Board of Directors can vote the proxies in its discretion on the proposal. Proposals must comply with the proxy rules and be submitted in writing to J. Kimbrough Davis, Corporate Secretary, at our principal offices.

DIRECTOR NOMINATIONS

Any shareowner entitled to vote generally in the election of directors may recommend a candidate for nomination as a director. A shareowner may recommend a director nominee by submitting the name and qualifications of the candidate the shareowner wishes to recommend, pursuant to Article VII of our Articles of Incorporation, to Corporate Governance and Nominating Committee of the Board of Directors, c/o Capital City Bank Group, Inc., 217 North Monroe Street, Tallahassee, Florida 32301. To be considered, recommendations with respect to an election of directors to be held at an annual meeting must be received no earlier than 180 days and no later than 120 days prior to March 7, 2015, the first anniversary of this year’s Notice of Annual Meeting date. In other words, director nominations must be received no earlier than September 8, 2014, and no later than November 7, 2014. Recommendations with respect to an election of directors to be held at a special meeting called for that purpose must be received by the 10th day following the date on which notice of the special meeting was first mailed to shareowners. Recommendations meeting these requirements will be brought to the attention of the Corporate Governance and Nominating Committee. Candidates for director recommended by shareowners are afforded the same consideration as candidates for director identified by our directors, executive officers, or search firms, if any, employed by us.

38 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

CAPITAL CITY BANK GROUP, INC. ATTN: J. KIMBROUGH DAVIS 217 NORTH MONROE STREET TALLAHASSEE, FL 32301

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M68829-P46804	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

CAPITAL CITY BANK GROUP, INC.				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
Vote on Directors				☐	☐	☐
1.	Election of Directors

Nominees:

	01)	Thomas A. Barron
	02)	J. Everitt Drew
	03)	Lina S. Knox
Vote on Proposal
The Board of Directors recommends you vote FOR the following proposals:									For	Against	Abstain

2.	Non-binding advisory approval of executive compensation.								☐	☐	☐

3.	To ratify the expected appointment of Ernst & Young LLP as auditors of the Company for fiscal year ending December 31, 2014.								☐	☐	☐

NOTE: IN THE DISCRETION OF THE PROXIES, TO APPROVE SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS AND/OR POSTPONEMENTS OF THE MEETING.
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTIONS ARE GIVEN ON THE PROXY, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3, AND AS DETERMINED BY THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY BE BROUGHT AT THE MEETING. THE UNDERSIGNED SHAREOWNER(S) HEREBY ACKNOWLEDGE(S) RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

				Yes	No

Please indicate if you plan to attend this meeting.				☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M68830-P46804

CAPITAL CITY BANK GROUP, INC.
217 North Monroe Street
Tallahassee, Florida 32301

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

CAPITAL CITY BANK GROUP, INC.

FOR THE ANNUAL MEETING OF SHAREOWNERS APRIL 29, 2014

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-690-6903, or via the Internet at WWW.PROXYVOTE.COM and follow the simple instructions. Use the twelve digit Control Number shown on your proxy card.

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned shareowner of Capital City Bank Group, Inc. (the “Company”), Tallahassee, Florida, do hereby nominate, constitute and appoint Bethany H. Corum and Dale A. Thompson (collectively, the “Proxies”), or any one of them (with full power to act alone), my true and lawful attorneys and proxies with full power of substitution, for me and in my name, place and stead to vote all the shares of Common Stock of the Company that the shareowner signing this Proxy Card is entitled to vote at the annual meeting of its shareowners to be held at, Florida State University, Turnbull Conference Center, 555 W. Pensacola Street, Tallahassee, Florida on Tuesday, April 29, 2014, at 10:00 a.m., and at any adjournments or postponements thereof, as instructed on the reverse side of this Proxy Card and in the Proxies’ discretion on other matters.

All proxies previously given or executed by the shareowner signing this Proxy Card are hereby revoked.

Continued and to be signed on reverse side